Execution Version - Class B


          CONFIRMATION FOR U.S. DOLLAR INTEREST RATE SWAP TRANSACTION
                         UNDER 1992 MASTER AGREEMENT

TO:         CNH Equipment Trust 2002-A ("Party B")
            c/o The Bank of New York, as Trustee
            5 Penn Plaza, 16th Floor
            New York, New York 10001
            Attn:    Keith Richardson
                     tel.: 312-336-9730

FROM:       Bank of America, N.A. ("Party A")
            100 N. Tryon Street, NC 1-007-13-01
            Charlotte, North Carolina 28255
            Attn: Capital Markets Documentation

DATE:       March 28, 2002

Our Reference Nos: 342680 / 342681

The purpose of this letter agreement is to confirm the terms and conditions of the Swap Transaction entered into between us on the Trade Date specified below (the "Swap Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the Master Agreement specified below.

1. The definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc., the "Definitions") are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. Each party represents and warrants to the other that (a) it is duly authorized to enter into this Swap Transaction and to perform its obligations hereunder, (b) the Swap Transaction and the performance of its obligations hereunder do not violate any material obligation of such party, and (c) the person executing this Confirmation is duly authorized to execute and deliver it.

This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement between us dated as of March 28, 2002 (the "Agreement"). This Confirmation shall supplement, form part of, and be subject to that Agreement, and all provisions contained or incorporated by reference in the Agreement shall govern this Confirmation except as expressly modified below.

2. The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

Trade Date:             March 20, 2002

Effective Date:         March 28, 2002

Termination             The earliest of (i) August 15,
Date:                   2008 or (ii) when the Notional Amount
                        hereunder has been reduced to zero,
                        subject to early termination in
                        accordance with the terms of the
                        Agreement.

Calculation Periods:    For each Payment Date, the period from and including
                        the immediately preceding Payment Date to, but excluding, such Payment Date (without regard to any Business Day adjustment in respect of Payment Dates, in the case of Fixed Rate Calculation Periods), during the Term of this Swap Transaction, except that (a) the initial Calculation Period will commence on, and include, the Effective Date, and (b) the final
                        Calculation Period will end on, but exclude, the Termination Date (without regard to any Business Day adjustment in the case of the final Fixed Rate
                        Calculation Period).

                        Floating Rate Calculation Periods correspond to "Interest Periods" under the Indenture dated as of March 1, 2002, between Party B, as issuer and Bank One, National Association, as indenture trustee (the "Indenture").

Notional Amounts:       For each Calculation Period, the Outstanding Amount
                        of the Class B Notes as of the close of business on the first day of each Floating Rate Calculation
                        Period. "Outstanding Amount" and "Class B Notes" each has the meaning specified in Appendix A to the Indenture.

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


Payment Dates:          The 15th day of each month, subject to the Following
                        Business Day Convention, corresponding to
                        "Payment Dates" under the Indenture.

Fixed Amounts:

      Fixed Rate        Party B
      Payer:

      Fixed Rate       The 15th day of each month, commencing April 15,
      Payer Payment    2002, subject to the Following Business Day
      Dates:           Convention.



Fixed Rate:             4.323%

Fixed Rate              30/360
Day Count
Fraction:

Fixed Rate Payer        For each Payment Date, in respect of a Calculation
Payment Amounts:        Period, the product of (a) the Fixed Rate, (b) the
                        Fixed Rate Day Count Fraction and (c) the Notional
                        Amount for such Calculation Period.

Floating Amounts:

Floating Rate Payer:    Party A

Floating Rate Payer    The 15th day of each month, commencing April 15, 2002,
Payment Dates:         subject to the Following Business Day Convention.




Floating Rate:          USD-LIBOR-BBA (set two London Banking
                        Days prior to the first day of each Calculation
                        Period).

Designated Maturity:    One month.

Initial Floating Rate:  USD-LIBOR-BBA (set two London Banking
                        Days prior to the Effective Date).

Spread:                 None

Floating Rate           Actual/360
Day Count
Fraction:

Floating Rate           For each Payment Date in respect of a Calculation
Payer Payment           Period, the product of (a) the Floating Rate, (b) the
Amounts:                Floating Rate Day Floating Rate, (b) the Floating
                        Rate Day Count Fraction, and (c) the Notional Amount.




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


   Reset Dates:         Other than in connection with the Initial Floating
                        Rate, on each Payment Date beginning with the April
                        Payment Date, the Floating Rate (as determined two
                        London Banking Days prior to each such Payment Date) will reset for the Floating Rate Calculation Period commencing on each such Payment Date.

Compounding:            Inapplicable

Business Days:          New York

Business Day
Convention:             Following (in respect of Payment Dates and
                        Floating Rate Calculation Period End Dates only).

Calculation Agent:      Party A


     3. Market Quotation.

     Notwithstanding the definition of "Market Quotation" in the Agreement, for purposes of determining Market Quotations in respect of this Transaction, Market Quotation shall mean a quotation from a Dealer (as defined herein), acceptable to both parties, of the amount, if any, that such Dealer would demand to receive or would offer to pay in consideration of such Dealer entering into an agreement with the Requesting Party (as defined herein), with such documentation as the Dealer and the Requesting Party may in good faith agree, which would have the effect of preserving for the Requesting Party the economic equivalent of the parties' rights and obligations under the Agreement; provided that, any such quotation shall not constitute a Market Quotation hereunder unless the Dealer shall have submitted, in connection with such quotation, a Dealer Certification (as defined herein).

     If at least one Market Quotation from a Dealer other than Party A is provided, the Requesting Party shall then have the option to either: (i) accept the arithmetic mean of the Market Quotations; or (ii) require the party to the Agreement that is not the Requesting Party (the "Non-Requesting Party") to assign, at the cost of the Non-Requesting Party, its rights and obligations under the Agreement to one of the Dealers providing Market Quotations;


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

provided that (a) such assignment must be pursuant to documentation that is reasonably acceptable to the Requesting Party, and (b) the Requesting Party must receive such opinions and assurances as it reasonably requests in connection with such assignment.

     In the event that no other Market Quotations are obtained, Party A may be the sole source of Market Quotations, so long as its calculations are made on the basis of a hypothetical transaction of like terms but with a notional amortization as set forth on Schedule A hereto and an option to reduce the notional to a substantially faster notional amortization.

     For purposes of this Section:

     "Dealer" means a leading dealer in the relevant markets (and may include Party A).

     "Dealer Certification" means a certificate, executed by a Dealer, representing that: (i) the Dealer is qualified and authorized to enter into an assignment of the Agreement; (ii) the Dealer has reviewed the terms of the Agreement in full and has provided a bid on the basis of such terms; and (iii) upon the request of the Requesting Party, the Dealer will accept an assignment of the Non-Requesting Party's rights and obligations under the Agreement in exchange for or by payment of the amount of its bid.

     "Requesting Party" means: (i) Party B in the case of an Event of Default where Party A is the Defaulting Party or a Termination Event where Party A is the Affected Party; and (ii) Party A in the case of an Event of Default where Party B is the Defaulting Party or a Termination Event where Party B is the Affected Party.

     4.   Account Details.

Payments to Party A:

            Name:  Bank of America, N.A.
            ABA#:  026009593
            G/L:  6550219386
            Attn.:  Rate Derivative Settlements

Payments to Party B:

            Name:  Bank One, NA
            City:  Chicago
            ABA#:  071000013
            Account:  #10-43256
            Further Credit To:  CNH Equipment Trust 2002-A
            Further Credit To:  Account #2600039800


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




Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by responding within three (3) Business Days by either returning this Confirmation in person or via telecopier to the attention of Brian Zwerner, Fax No. (312) 453-2787; Telephone No. (312) 234-2787. Failure to respond within such period shall not affect the validity or enforceability of this Swap Transaction, and shall be deemed to be an affirmation of the terms and conditions contained herein, absent manifest error.

Yours sincerely,

BANK OF AMERICA, N.A.



By:  /s/ Mindi Schumaw
     ----------------------------------------
     Name:  Mindi Schuman
     Title:  Vice President

Confirmed as of the date above:
-------------------------------

CNH EQUIPMENT TRUST 2002-A

By   The Bank of New York,
     not in its individual capacity but solely as Trustee



By:  /s/ Erwin Soriano
     ----------------------------------------
     Name:  Erwin Soriano
     Title: Assistant Treasurer



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